Exhibit 4.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QORVO, INC.

The name under which the Corporation was originally incorporated is Rocky Holding, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 13, 2013. Prior to the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, Rocky Holding, Inc. has not received any payment for any of its stock. This Amended and Restated Certificate of Incorporation of Rocky Holding, Inc. was duly adopted in accordance with sections 241 and 245 of the Delaware General Corporation Law.

FIRST:	The name of the Corporation is Qorvo, Inc. (the “Corporation”).

SECOND:	The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is Four Hundred Ten Million (410,000,000), consisting of Four Hundred Five Million (405,000,000) shares of Common Stock, $0.0001 par value (the “Common Stock”), and Five Million (5,000,000) shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”).

B. Rights and Preferences of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:	The Corporation shall have perpetual existence.

SIXTH:	The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

SEVENTH:	The number of directors which constitute the whole Board of Directors of the Corporation shall be designated as provided in the Bylaws of the Corporation.

EIGHTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.

NINTH:	To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH:	Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. The books of the Corporation may be kept (subject to any provision contained in the laws of the state of Delaware) outside of the State of Delaware at such places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH:	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President, this 10th day of July, 2014.

QORVO, INC.

By:	/s/ Robert A. Bruggeworth
Name:	Robert A. Bruggeworth
Title:	President

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROCKY HOLDING, INC.

Rocky Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Company is hereby amended by deleting the first article and including the following in lieu thereof:

“FIRST: The name of the Corporation is Qorvo, Inc. (the “Corporation”).”

2. The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Rocky Holding, Inc. has caused this certificate to be signed by Robert A. Bruggeworth, its President, this 2nd day of October, 2014.

ROCKY HOLDING, INC.

By:	/s/ Robert A. Bruggeworth
Name:	Robert A. Bruggeworth
Title:	President